EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ENERGY INFRASTRUCTURE ACQUISITION CORP.
ANNOUNCES DISTRIBUTION DATE FOR FIRST LIQUIDATING DISTRIBUTION

Wilmington, Delaware, November 12, 2008— Energy Infrastructure Acquisition Corp. (AMEX:EII) (AMEX:EIIW) (“Energy Infrastructure” or the “Company”) today announced that on November 13, 2008 the trustee of its trust account will make an initial liquidating distribution of the trust account as part of the Company’s plan of dissolution and liquidation in the amount of $10.0525 per share of common stock to the holders of shares of common stock purchased in the Company’s initial public offering. In connection with this initial liquidating distribution, the Company previously announced a record date of October 31, 2008 for the purposes of determining the stockholders of record entitled to receive this initial liquidating distribution.

Pursuant to the Company’s plan of dissolution and liquidation the initial liquidating distribution of $10.0525 per share of common stock is a payment which returns to holders of the Company’s common stock originally issued in its initial public offering (as of the record date of October 31, 2008), the amount held in trust, together with interest (but, net of applicable taxes, amounts reserved to pay creditors and $6,000,000 reserved in connection with the arbitration currently pending between Vanship Holdings Limited and the Company). No payments will be made with respect to any of the Company’s outstanding warrants or to the shares owned by the Company’s initial stockholders prior to the initial public offering. The Company expects to make a second, final liquidating liquidation distribution to the public stockholders as soon as practicable.

About Energy Infrastructure

Energy Infrastructure is a blank check company that was formed for the specific purpose of consummating a business combination. Energy Infrastructure raised net proceeds of approximately $209.3 million, after partial exercise of the underwriter’s over-allotment option, through its initial public offering consummated in July 2006.

Contact:
Energy Infrastructure Acquisition Corp.
1105 North Market Street, Suite 1300
Wilmington, Delaware 19801

Investor Relations / Financial Media:
Nicolas Bornozis
President
Capital Link, Inc.
230 Park Avenue, Suite 1536
New York, NY 10169
Tel: +1 212 661 7566
Email: nbornozis@capitallink.com
www.capitallink.com